SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)

                          ClearOne Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    185060100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 185060100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Graham Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     464,301

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     464,301

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     464,301

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.82%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 185060100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Harber Asset Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     464,301

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     464,301

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     464,301

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.82%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 185060100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Harold W. Berry III

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     464,301

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     464,301

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     464,301

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.82%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 185060100
          ---------

Item 1(a).  Name of Issuer:

            ClearOne Communications, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            5225 Wiley Post Way, Suite 500
            Salt Lake City, Utah 84116
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Graham Partners, L.P.
            Harber Asset Management, L.L.C.
            Harold W. Berry III
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            200 Park Avenue
            39th Floor
            New York, NY 10166-0005
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Graham Partners, L.P. - Delaware
            Harber Asset Management, L.L.C. - Delaware
            Harold W. Berry III - United States of America
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.001 par value per share
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            185060100
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

               Graham Partners, L.P. - 464,301
               Harber Asset Management, L.L.C. - 464,301
               Harold W. Berry III - 464,301
          ----------------------------------------------------------------------

     (b)  Percent of class:

               Graham Partners, L.P. - 3.82%
               Harber Asset Management, L.L.C. - 3.82%
               Harold W. Berry III - 3.82%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          Graham Partners, L.P.

          (i)  Sole power to vote or to direct the vote                  0

                                                               ----------------,

          (ii) Shared power to vote or to direct the vote          464,301
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                               ----------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                      464,301
                                                               ----------------.

          Harber Asset Management, L.L.C.

          (i)  Sole power to vote or to direct the vote                  0
                                                               ----------------,

          (ii) Shared power to vote or to direct the vote          464,301
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                               ----------------,


          (iv) Shared power to dispose or to direct the
               disposition of                                      464,301
                                                               ----------------.

          Harold W. Berry III

          (i)  Sole power to vote or to direct the vote                  0
                                                               ----------------,

          (ii) Shared power to vote or to direct the vote          464,301
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0

                                                               ----------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                      464,301
                                                               ----------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].


          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A
          ----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    January 25, 2007
                                        ----------------------------------------
                                                         (Date)


                                        Graham Partners, L.P.

                                             By: Harber Asset Management
                                             Its General Partner

                                             By: /s/ Harold W. Berry III
                                             --------------------------
                                             Name: Harold W. Berry III
                                             Title: Managing Member


                                        Harber Asset Management, L.L.C.*

                                             By: /s/  Harold W. Berry III
                                             ---------------------------
                                             Name: Harold W. Berry III
                                             Title: Managing Member


                                             /s/ Harold W. Berry III
                                             -----------------------
                                                 Harold W. Berry III

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                    EXHIBIT A
                                    ---------

          In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a statement on
Schedule 13G and all amendments thereto with respect to the Common Stock, $0.001 par value per share of ClearOne Communications, Inc. beneficially owned by each of them, and the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: January 25, 2007

                                        Graham Partners, L.P.

                                             By: Harber Asset Management
                                             Its General Partner

                                             By: /s/ Harold W. Berry III
                                             --------------------------
                                             Name: Harold W. Berry III
                                             Title: Managing Member


                                        Harber Asset Management, L.L.C.*

                                             By: /s/  Harold W. Berry III
                                             ---------------------------
                                             Name: Harold W. Berry III
                                             Title: Managing Member


                                             /s/ Harold W. Berry III
                                             -----------------------
                                                 Harold W. Berry III

SK 02245 0001 741413